Exhibit 10.8

EXECUTION VERSION

AMENDED & RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED & RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on December 18, 2014, effective as of January 27, 2014 (the “Effective Date”), by and between Clifton Rutledge (“Executive”) and Bojangles’ Restaurants, Inc. (the “Company”).

WHEREAS, the Company and Executive entered into an Employment Agreement dated January 27, 2014 (the “2014 Agreement”); and

WHEREAS, the Company and Executive desire to amend and restate the 2014 Agreement pursuant to this Agreement, which Agreement shall govern the Executive’s employment with the Company beginning on the Effective Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment Term. The Company hereby agrees to employ Executive, and Executive hereby agrees to accept employment with the Company, upon the terms and conditions contained in this Agreement. Executive’s employment with the Company pursuant to this Agreement shall commence on the Effective Date and shall continue until the second anniversary of the Effective Date (the “Initial Term”); provided, that the term of this Agreement shall automatically be extended for one (1) additional year commencing on the second anniversary of the Effective Date and on each anniversary thereafter (each, a “Renewal Term”) unless, not less than ninety (90) days prior to the commencement of any such Renewal Term, either party shall have given written notice to the other that it does not wish to extend this Agreement (a “Non-Renewal Notice”), in which case, Executive’s employment under this Agreement shall terminate upon the close of business on the last day of the Initial Term or the then-current Renewal Term, as applicable. The period during which Executive is employed by the Company pursuant to this Agreement is hereinafter referred to as the “Term.”

2. Employment Duties. Executive shall have the title of Chief Executive Officer of the Company and shall have such duties, authorities and responsibilities as are consistent with such position and as the Board of Directors of the Company (the “Board”) may designate from time to time. Executive shall report directly to the Board. Executive shall devote his full working time and attention and Executive’s best efforts to Executive’s employment and service with the Company and shall perform Executive’s services in a capacity and in a manner consistent with Executive’s position for the Company; provided, that this Section 2 shall not be interpreted as prohibiting Executive from (i) managing Executive’s personal investments (so long as such investment activities are of a passive nature), (ii) engaging in charitable or civic activities, (iii) participating on boards of directors or similar bodies of non-profit organizations or (iv) subject to approval by the Board in its sole discretion, participating on boards of directors or similar bodies of for-profit organizations, in each case of (i) - (iv), so long as such activities do not, individually or in the aggregate, (a) materially interfere with the performance of Executive’s duties and responsibilities hereunder, (b) create a fiduciary conflict, or (c) result in a violation of

Section 16 of this Agreement. If requested, Executive shall also serve as an executive officer and/or board member of the board of directors (or similar governing body) of any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company (an “Affiliate”) without any additional compensation.

3. Base Salary. During the Term, the Company shall pay Executive a base salary at an annual rate of $500,000, payable in accordance with the Company’s normal payroll practices for employees as in effect from time to time. Executive shall be entitled to such increases in base salary, if any, as may be determined from time to time in the sole discretion of the Board. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4. Annual Bonus; Signing Bonus.

(a) Annual Bonus. With respect to each calendar year during the Term, Executive shall be eligible to earn an annual cash bonus award (the “Annual Bonus”) of up to seventy-five percent (75%) of Base Salary, based upon the achievement of annual performance targets established by the Board at the beginning of each such calendar year. The Annual Bonus, if any, for each calendar year during the Term shall be paid to Executive at the same time that other senior executives of the Company receive annual bonus payments, but in no event earlier than January 1 and in no event later than April 15th of the year following the calendar year to which such Annual Bonus relates. Executive shall not be paid any Annual Bonus with respect to a calendar year unless Executive is employed with the Company on the day such Annual Bonus is paid.

(b) Signing Bonus. The Company shall pay Executive a cash signing bonus of $100,000 (the “Signing Bonus”) as follows: (i) $75,000 shall be paid to Executive within two weeks following the Effective Date and (ii) $25,000 shall be paid to Executive within two weeks following Executive’s relocation to Charlotte, North Carolina, subject to such relocation occurring on or prior to the nine (9) month anniversary of the Effective Date (the “Relocation Date”); provided that, Executive shall (x) immediately forfeit any right to any unpaid portion of the Signing Bonus upon the termination of Executive’s employment for any reason and (y) promptly repay the gross amount of the portion of the Signing Bonus paid to Executive if, prior to December 31, 2014, Executive’s employment terminates for any reason other than by the Company without Cause (as defined in Section 13(a) of this Agreement) or by Executive for Good Reason (as defined in Section 13(b) of this Agreement).

5. Stock Options. On or as soon as reasonably practicable following the Effective Date, subject to approval of the Committee (as defined in the BHI Holding Corp. 2011 Equity Incentive Plan (the “Equity Plan”)), Executive shall be granted a stock option to purchase an aggregate of 2,267 shares of common stock of BHI Holding Corp. (the “Option”), of which (i) 1,700 shares subject to the Option (the “Time-Based Portion”) will vest over a five year period as follows: 40% of the Time-Based Portion shall vest on the second anniversary of the date of grant and 5% of the Time-Based Portion shall vest at the end of each calendar quarter thereafter commencing on the end of the first calendar quarter after the second anniversary of the date of grant and (ii) 567 shares subject to the Option (the “Performance-Based Portion”) will vest if and only if the Company consummates a registered initial public offering on or prior to the 18 month anniversary of the Effective Date, in each case of (i) and (ii), subject to your continued employment through each applicable vesting date, unless otherwise determined by the Committee. The Option shall (i) have an exercise price equal to the Fair Market Value (as defined in the Equity Plan) of a share of common stock of BHI Holding Corp. as of the date of grant of the Option and (ii) be subject to the terms and conditions of the Equity Plan and an Award Agreement (as defined in the Equity Plan) granted thereunder.

6. Benefits. During the Term, Executive shall be entitled to participate in any benefit plans, including medical, disability and life insurance (but excluding any severance or bonus plans unless specifically referenced in this Agreement) offered by the Company as in effect from time to time (collectively, “Benefit Plans”), on the same basis as those generally made available to other senior executives of the Company, to the extent consistent with applicable law and the terms of the applicable Benefit Plan. The Company does not promise the adoption or continuance of any particular Benefit Plan and reserves the right to amend or cancel any Benefit Plan at any time in its sole discretion (subject to the terms of such Benefit Plan and applicable law).

7. Vacation. Executive shall be entitled to four (4) weeks of annual paid vacation days, which shall accrue and be useable by Executive in accordance with Company policy, as may be in effect from time to time.

8. Expense Reimbursement. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

9. Relocation. Executive shall relocate his primary residence to Charlotte, NC on or prior to the Relocation Date. The Company will reimburse Executive for all reasonable (i) (x) out of pocket expenses of Executive’s weekly travel between his current primary residence in San Antonio, TX and the Company’s principal executive office currently located in Charlotte, NC and (y) temporary housing and living expenses in Charlotte, NC, in each case of (x) and (y), from January 2014 through September 2014 not to exceed $7,500 per month in the aggregate and (ii) relocation expenses incurred by Executive in calendar year 2014 in connection with Executive’s relocation to Charlotte, NC (including, closing costs relating to the purchase of a new home, moving expenses and house hunting trips) up to a maximum of $85,000, in each case of (i) and (ii), subject to presentation by Executive of documentation reasonably satisfactory to the Company that the applicable expense has been incurred. Executive shall promptly repay the gross amount of all payments made by the Company pursuant to this Section 9 if, prior to the one year anniversary of the Relocation Date, Executive’s employment terminates for any reason other than by the Company without Cause or by Executive for Good Reason.

10. [Reserved]

11. Termination of Employment. The Term and Executive’s employment hereunder may be terminated as follows:

(a) Automatically in the event of the death of Executive;

(b) At the option of the Company, by written notice to Executive or Executive’s personal representative in the event of the Disability of Executive. As used herein, the term “Disability” shall mean a physical or mental incapacity or disability which, despite any reasonable accommodation required by applicable law, has rendered, or is likely to render, Executive unable to perform Executive’s material duties for a period of either (i) 180 days in any twelve-month period or (ii) 90 consecutive days, as determined by a medical physician selected by the Company;

(c) At the option of the Company for Cause, on prior written notice to Executive;

(d) At the option of the Company at any time without Cause (provided that the assignment of this Agreement to, and assumption of this Agreement by, the purchaser of all or substantially all of the assets of the Company shall not be treated as a termination without Cause under this Section 11(d)) by delivering written notice of its determination to terminate to Executive;

(e) At the option of Executive for Good Reason;

(f) At the option of Executive without Good Reason, upon sixty (60) days prior written notice to the Company (which the Company may, in its sole discretion, make effective as a resignation earlier than the termination date provided in such notice), or

(g) Upon the close of business on the last day of the Initial Term or the then- current Renewal Term, as applicable, as a result of a Non-Renewal Notice.

12. Payments by Virtue of Termination of Employment.

(a) Termination by the Company Without Cause or by Executive For Good Reason. If Executive’s employment is terminated at any time during the Term by the Company without Cause or by Executive for Good Reason, subject to Section 12(c) of this Agreement, Executive shall be entitled to:

(i) (A) within thirty (30) days following such termination, (i) payment of Executive’s accrued and unpaid Base Salary and (ii) reimbursement of expenses under Section 8 of this Agreement, in each case of (i) and (ii), accrued through the date of termination and (B) all other accrued amounts or accrued benefits due to Executive in accordance with the Company’s benefit plans, programs or policies (other than severance); and

(ii) an amount equal to, (A) if such termination of employment occurs prior to December 31, 2014, $750,000 or (B) if such termination of employment occurs on or after December 31, 2014, his Base Salary as in effect immediately prior to Executive’s date of termination, which amount shall, in each case of (A) or (B), be (x) payable during the twelve (12) months commencing on the date of termination (the “Severance Period”) in substantially equal installments in accordance with the Company’s regular payroll practices as in effect from time to time and (y) reduced by an amount equivalent to any compensation earned by Executive from other employment with, or from consulting for, any other person or entity, who would not be considered a single employer with the Company under Section 414(b) or Section 414(c) of the Internal Revenue Code of 1986, as amended (the “Code”), during the Severance Period (and which earnings must be promptly reported to the Company by Executive); provided, that the first payment pursuant to this Section 12(a)(ii) shall be made on the next regularly scheduled payroll date following the sixtieth (60th) day after Executive’s termination and shall include payment of any amounts that would otherwise be due prior thereto.

(b) Termination other than by the Company Without Cause or by Executive For Good Reason. If (i) the Company terminates Executive’s employment for Cause during the Term, (ii) Executive terminates his employment without Good Reason during the Term, (iii) Executive’s employment terminates during the Term due to death or Disability or (iv) Executive’s employment terminates at the expiration of the Term pursuant to a Non-Renewal Notice by either party, Executive or Executive’s legal representatives, as applicable, shall be entitled to receive the payments and benefits described under Section 12(a)(i) of this Agreement.

(c) Conditions to Payment. All payments and benefits due to Executive under this Section 12 which are not otherwise required by applicable law shall be payable only if Executive executes and delivers to the Company a general release of claims in a form reasonably satisfactory to the Company and such release is no longer subject to revocation (to the extent applicable), in each case, within sixty (60) days following termination of employment. Failure to timely execute and return such release or revocation thereof shall be a waiver by Executive of Executive’s right to severance (which, for the avoidance of doubt, shall not include any amounts described in Section 12(a)(i) of this Agreement). In addition, severance shall be conditioned on Executive’s continued compliance with Section 16 of this Agreement as provided in Section 18 below.

(d) No Other Severance. Executive hereby acknowledges and agrees that, other than the severance payments described in this Section 12, upon the effective date of the termination of Executive’s employment, Executive shall not be entitled to any other severance payments or benefits of any kind under any Company benefit plan, severance policy generally available to the Company’s employees or otherwise and all other rights of Executive to compensation under this Agreement shall end as of such date.

13. Definitions. For purposes of this Agreement,

(a) “Cause” shall mean, (i) the commission by Executive of, or the indictment of Executive for (or pleading guilty or nolo contendere to), a felony or a crime involving moral turpitude, (ii) Executive’s continued failure to perform his duties hereunder or to follow the lawful direction of the Board or a material breach of fiduciary duty, (iii) Executive’s theft, fraud, or dishonesty with regard to the Company or any of its Affiliates or in connection with Executive’s duties, (iv) Executive’s material violation of the Company’s code of conduct or similar written policies, (v) Executive’s willful misconduct unrelated to the Company or any of its Affiliates having, or likely to have, a material negative impact on the Company or any of its Affiliates (economically or its reputation), (vi) an act of gross negligence or willful misconduct by the Executive that relates to the affairs of the Company or any of its Affiliates, or (vii) material breach by Executive of any provisions of this Agreement.

(b) “Good Reason” shall mean, without Executive’s consent, (i) any material diminution in Executive’s responsibilities, authorities or duties, (ii) any material reduction in Executive’s (x) Base Salary or (y) target Annual Bonus opportunity (except in the event of an across the board reduction in Base Salary or target Annual Bonus opportunity applicable to substantially all senior executives of the Company), or (iii) a relocation of Executive’s place of employment by more than fifty (50) miles; provided, that no event described in clause (i), (ii), or (iii) shall constitute Good Reason unless (A) Executive has given the Company written notice of the termination, setting forth the conduct of the Company that is alleged to constitute Good Reason, within thirty (30) days following the occurrence of such event, and (B) Executive has provided the Company at least sixty (60) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so. Failing such cure, a termination of employment by Executive for Good Reason shall be effective on the day following the expiration of such cure period.

14. Return of Company Property. Within ten (10) days following the effective date of Executive’s termination for any reason, Executive or Executive’s personal representative shall, return all property of the Company or any of its Affiliates in Executive’s possession, including, but not limited to, all Company-owned computer equipment (hardware and software), telephones, facsimile machines, tablet computer and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company or any of its Affiliates, the Company’s or any of its Affiliates’ customers and clients or their respective prospective customers or clients. Anything to the contrary notwithstanding, Executive shall be entitled to retain (i) personal papers and other materials of a personal nature; (ii) information showing Executive’s compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to Executive’s employment, or termination thereof, with the Company which he received in Executive’s capacity as a participant; provided, that, in each case of (i) - (iii), such papers or materials do not include Confidential and Proprietary Information (as defined in Section 16(a)).

15. Resignation as Officer or Director. Upon the effective date of any Executive’s termination, Executive shall be deemed to have resigned, to the extent applicable, as an officer of the Company, as a member of the board of directors or similar governing body of the Company or any of its Affiliates, and as a fiduciary of any Company benefit plan. On or immediately following the effective date of any such termination of Executive’s employment, Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of Executive’s resignation(s).

16. Confidentiality; Non-Solicitation; Non-Competition.

(a) Confidential and Proprietary Information. Executive agrees that all materials and items produced or developed by him for the Company or any of its Affiliates, or obtained by him from the Company or any of its Affiliates either directly or indirectly pursuant to this Agreement shall be and remains the property of the Company and its Affiliates.

Executive acknowledges that he will, or may, during his association with the Company, acquire, or be exposed to, or have access to, materials, data and information that constitute valuable, confidential and proprietary information of the Company and its Affiliates, including, without limitation, any or all of the following: the Company’s or any of its Affiliates’ operations and training manuals; any other manuals or materials designated for use at any of the Company’s or any of its Affiliates’ business locations; computer software; trade secrets; information, knowledge and know-how not generally known in the restaurant business pertaining to the Company’s and its Affiliates’ business, business opportunities, products, services, pricing, standards, specifications, systems, procedures and techniques; profits, revenues, and financial information; marketing plans; strategic plans; franchisee relationships and terms and prospective franchisee relationships and terms; food recipes; and such other information or material as the Company may designate as confidential and/or proprietary from time to time (collectively hereinafter, the “Confidential and Proprietary Information”). During Executive’s employment with the Company and at all times thereafter. Executive shall not, directly or indirectly, use, misuse, misappropriate, disclose or make known, without the prior written approval of the Board, to any party, firm, corporation, association or other entity, any such Confidential and Proprietary Information for any reason or purpose whatsoever, except as may be required in the course of Executive’s performance of his duties hereunder. In consideration of the unique nature of the Confidential and Proprietary Information, all obligations pertaining to the confidentiality and nondisclosure thereof shall remain in effect until the Company and its Affiliates have released such information to the relevant trade; provided, that the provisions of this Section 16(a) shall not apply to the disclosure of Confidential and Proprietary Information to the Company’s Affiliates together with each of their respective shareholders, directors, officers, accountants, lawyers and other representatives or agents. In addition, it shall not be a breach of the confidentiality obligations hereof if Executive is required by applicable law to disclose any Confidential and Proprietary Information; provided, that in such case, Executive shall (x) give the Company the earliest notice possible that such disclosure is or may be required and (y) cooperate with the Company, at the Company’s expense, in protecting to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential and Proprietary Information which must be so disclosed. Upon termination of Executive’s employment, Executive agrees that all Confidential and Proprietary Information, directly or indirectly, in his possession that is in writing or other tangible form (together with all duplicates thereof) will promptly (and in any event within 10 days following such termination) be returned to the Company and will not be retained by Executive or furnished to any person, either by sample, facsimile film, audio or video cassette, electronic data, verbal communication or any other means of communication.

(b) Non-Solicitation. Executive hereby acknowledges and agrees that during Executive’s employment with the Company and for a period of one (1) year commencing with the date of Executive’s termination of employment with the Company (the “Restricted Period”), Executive shall not, without the written consent of the Board, directly or indirectly, on Executive’s behalf or the behalf of a third party, hire, solicit, persuade or induce to leave, or attempt to do any of the foregoing, any person who is employed by, or performing services as an independent contractor for, the Company or any of its Affiliates as of the date of Executive’s termination (or who was an employee or independent contractor of the Company or any of its Affiliates at any time during the twelve (12) months preceding Executive’s date of termination).

(c) Non-Competition. Executive hereby acknowledges and agrees that during the Restricted Period, Executive shall not, directly or indirectly, be employed by or otherwise provide services for, including, but not limited to, as a consultant, independent contractor or in any other capacity, or own or invest in (other than ownership for investment purposes of less than two percent (2%) of a publicly traded company) any company or other entity or organization operating or managing quick service restaurants in the United States that are primarily focused on chicken products (“Competitive Business”). A Competitive Business shall be deemed to include (but without limitation) Chick-fil-A, Kentucky Fried Chicken, Church’s, Zaxby’s and Popeye’s.

(d) Tolling. In the event of any violation of the provisions of this Section 16, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 16 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

17. Cooperation. From and after an Executive’s termination of employment, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, provided, that the Company shall reimburse Executive for Executive’s reasonable costs and expenses (including legal counsel selected by Executive and reasonably acceptable to the Company) and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake.

18. Injunctive Relief and Specific Performance. Executive understands and agrees that Executive’s covenants under Sections 14, 16 and 17 are special and unique and that the Company and its Affiliates may suffer irreparable harm if Executive breaches any of Sections 14, 16, or 17 because monetary damages would be inadequate to compensate the Company and its Affiliates for the breach of any of these sections. Accordingly, Executive acknowledges and agrees that the Company shall, in addition to any other remedies available to the Company at law or in equity, be entitled to obtain specific performance and injunctive or other equitable relief by a federal or state court in North Carolina to enforce the provisions of Sections 14, 16 and/or 17 without the necessity of posting a bond or proving actual damages, without liability should such relief be denied, modified or vacated, and to obtain attorney’s fees in respect of the foregoing if the Company prevails in any such action or proceeding. Additionally, in the event of a breach or threatened breach by Executive of Section 16, in addition to all other available legal and equitable rights and remedies, the Company shall have the right to cease making payments, if any, being made pursuant to Section 12(a)(ii) hereunder. Executive also recognizes that the territorial, time and scope limitations set forth in Section 16 are reasonable and are properly required for the protection of the Company and its Affiliates and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Company and Executive agree, and Executive submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.

19. Miscellaneous.

(a) All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (i) certified mail, postage and fees prepaid, or (ii) nationally recognized overnight express mail service, as follows:

If to the Company:

Bojangles’ Restaurants, Inc.

9423 Southern Pine Boulevard

Charlotte, NC 28273

With a copy to:

BHI Holding Corp.

c/o Advent International

375 Park Avenue

New York, NY 10152

Attention: Andrew Crawford

Tel No.: (212)810-4174

Fax No.: (212)461-6503

With a copy which shall not constitute notice to:

Pepper Hamilton LLP

3000 Two Logan Square

18th & Arch Streets

Philadelphia, PA 19103

Attention: Barry M. Abelson, Esq.

Fax No.: (215) 981-4750

If to Executive:

At his home address as then shown in the Company’s personnel records,

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b) This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its successors and assigns.

(c) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof supersedes all other agreements, term sheets, offer letters, and drafts thereof, oral or written, between the parties hereto with respect to the subject matter hereof, including, without limitation, the 2014 Agreement. No promises, statements, understandings, representations or warranties of any kind, whether oral or in writing, express or implied, have been made to Executive by any person or entity to induce him to enter into this Agreement other than the express terms set forth herein, and Executive is not relying upon any promises, statements, understandings, representations, or warranties other than those expressly set forth in this Agreement.

(d) No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party charged with waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.

(e) If any provisions of this Agreement (or portions thereof) shall, for any reason, be held invalid or unenforceable, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect. If any court of competent jurisdiction finds that any restriction contained in this Agreement is invalid or unenforceable, then the parties hereto agree that such invalid or unenforceable restriction shall be deemed modified so that it shall be valid and enforceable to the greatest extent permissible under law, and if such restriction cannot be modified so as to make it enforceable or valid, such finding shall not affect the enforceability or validity of any of the other restrictions contained herein.

(f) This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

(g) The section or paragraph headings or titles herein are for convenience of reference only and shall not be deemed a part of this Agreement. The parties have jointly participated in the drafting of this Agreement, and the rule of construction that a contract shall be construed against the drafter shall not be applied. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(h) Notwithstanding anything to the contrary in this Agreement:

(i) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and authoritative guidance promulgated thereunder to the extent applicable (collectively “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In no event whatsoever will the Company, any of its affiliates, or any of their respective directors, officers, agents, attorneys, employees, executives, shareholders, investors, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service. If any payment, compensation or other benefit provided to the Executive in connection with the termination of his employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a specified employee as defined in Section 409A(2)(B)(i) of the Code, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the date of termination or, if earlier, ten business days following the Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(iii) All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind, benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(iv) If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(i) This Agreement, for all purposes, shall be construed in accordance with the laws of the State of North Carolina without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of North Carolina. The parties hereby irrevocably submit to the jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

(j) Other than the Company’s right to seek injunctive relief or specific performance as provided in this Agreement, any dispute, controversy, or claim between the Executive, on the one hand, and the Company, on the other hand, arising out of, under, pursuant to, or in any way relating to this Agreement shall be submitted to and resolved by confidential and binding arbitration (“Arbitration”), administered by the American Arbitration Association (“AAA”) and conducted pursuant to the rules then in effect of the AAA governing commercial disputes. The Arbitration hearing shall take place in Charlotte, North Carolina. Such Arbitration shall be before three neutral arbitrators (the “Panel”) licensed to practice law and familiar with commercial disputes. Any award rendered in any Arbitration shall be final and conclusive upon the parties to the Arbitration and not subject to judicial review, and the judgment thereon may be entered in the highest court of the forum (state or federal) having jurisdiction over the issues addressed in the Arbitration, but entry of such judgment will not be required to make such award effective. The Panel may enter a default decision against any party who fails to participate in the Arbitration. The administration fees and expenses of the Arbitration shall be borne equally by the parties to the Arbitration; provided that each party shall pay for and bear the cost of his/her/its own experts, evidence, and attorney’s fees, except that, in the discretion of the Panel, any award may include the costs of a party’s counsel and/or its share of the expense of Arbitration if the Panel expressly determines that an award of such costs is appropriate to the party whose position substantially prevails in such Arbitration. Notwithstanding any other provision of this Agreement, no party shall be entitled to an award of special, punitive, or consequential damages. To submit a matter to Arbitration, the party seeking redress shall notify in writing, in accordance with Section 19(a) of this Agreement, the party against whom such redress is sought, describe the nature of such claim, the provision of this Agreement that has been allegedly violated and the material facts surrounding such claim. The Panel shall render a single written, reasoned decision. The decision of the Panel shall be binding upon the parties to the Arbitration, and after the completion of such Arbitration, the parties to the Arbitration may only institute litigation regarding the Agreement for the sole purpose of enforcing the determination of the Arbitration hearing or, with respect to the Company, to seek injunctive or equitable relief pursuant to Section 18 of this Agreement. The Panel shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this agreement to arbitrate, including any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties except to the extent such disclosure is required by law, or in a proceeding to enforce any rights under this Agreement.

EXECUTIVE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, HE IS WAIVING ANY RIGHT THAT HE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL RELATED TO THIS AGREEMENT.

(k) Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he/she is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive on and after the Effective Date, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel or other advisor of his choice and has done so regarding his rights and obligations under this Agreement, that he is entering into this Agreement knowingly, voluntarily, and of his own free will, that he is relying on his own judgment in doing so, and that he fully understands the terms and conditions contained herein.

(l) The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

(m) The covenants and obligations of the Company under Sections 12, 17, 18 and 19 hereof, and the covenants and obligations of Executive under Sections 4(b), 9, 12, 14, 15, 16, 17, 18 and 19 hereof, shall continue and survive any expiration of the Term, termination of Executive’s employment or any termination of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BOJANGLES’ RESTAURANTS, INC.

By:	/s/ Eric M. Newman
	By:	Eric M. Newman
	Title:	Exec. V.P. & Secretary

/s/ Clifton Rutledge
Clifton Rutledge